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                                                                      EXHIBIT 12

               LEGGETT AND PLATT, INCORPORATED AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Amounts in millions of dollars)


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
                                                Three Months                            Twelve Months Ended
                                                    Ended                                   December 31,
                                            3/31/01       3/31/00        2000       1999        1998        1997       1996
                                            ---------------------------------------------------------------------------------
Earnings
  Income from continuing operations
      before income tax                       $72.9        $117.3      $418.6      $462.6      $395.6      $333.3      $249.7

 Interest expense (excluding
   amount capitalized)                         17.2          14.6        66.3        43.0        38.5        31.8        30.0

 Portion of rental expense under
   operating leases representative
   of an interest factor                        2.7           2.4         9.4         8.2         6.7         6.1         5.5
                                            ---------------------------------------------------------------------------------

Total earnings                              $  92.8        $134.3      $494.3      $513.8      $440.8      $371.2      $285.2
                                            =================================================================================

Fixed charges
 Interest expense
   (including amount capitalized)           $  17.6        $ 14.8      $ 67.7      $ 44.0      $ 39.2      $ 32.7      $ 31.0

 Portion of rental expense under
   operating leases representative
   of an interest factor                        2.7           2.4         9.4         8.2         6.7         6.1         5.5
                                            ---------------------------------------------------------------------------------

Total fixed charges                         $  20.3        $ 17.2      $ 77.1      $ 52.2      $ 45.9      $ 38.8      $ 36.5
                                            =================================================================================

Ratio of earnings to fixed charges              4.6           7.8         6.4         9.8         9.6         9.6         7.8
                                            =================================================================================

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Earnings consist principally of income from continuing operations before income taxes, plus fixed charges. Fixed charges consist principally of interest costs.